Exhibit 99.2

Upstart Holdings, Inc. Announces Pricing of Offering of $575,000,000 of 0.25% Convertible Senior Notes Due 2026

SAN MATEO – August 17, 2021 – Upstart Holdings, Inc. (“Upstart”) (NASDAQ: UPST) today announced the pricing of $575,000,000 aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Upstart also granted the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date the notes are first issued, up to an additional $86,250,000 aggregate principal amount of the notes. The sale of the notes to the initial purchasers is expected to settle on August 20, 2021, subject to customary closing conditions, and is expected to result in approximately $561.2 million in net proceeds to Upstart after deducting the initial purchasers’ discount and estimated offering expenses payable by Upstart (assuming no exercise of the initial purchasers’ option to purchase additional notes).

The notes will be senior, unsecured obligations of Upstart. The notes will bear interest at a rate of 0.25% per year. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2022. The notes will mature on August 15, 2026, unless earlier redeemed, repurchased, or converted. Upstart may not redeem the notes prior to August 20, 2024. Upstart may redeem for cash all or any portion of the notes, at its option, on or after August 20, 2024, if the last reported sale price of Upstart’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Upstart provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes, which means that Upstart is not required to redeem or retire the notes periodically. Holders of the notes will have the right to require Upstart to repurchase for cash all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price of 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be convertible at an initial conversion rate of 3.5056 shares of Upstart’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $285.26 per share, which represents a conversion premium of approximately 42.5% to the last reported sale price of $200.18 per share of Upstart’s common stock on The Nasdaq Global Select Market on August 17, 2021).

Prior to the close of business on the business day immediately preceding May 15, 2026, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. On or after May 15, 2026 until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of Upstart’s common stock, or a combination thereof, at Upstart’s election.

In connection with the pricing of the notes, Upstart entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates and other financial institutions (the “option counterparties”). The capped call transactions cover, subject to anti-dilution adjustments, the number of shares of common stock underlying the notes sold in the offering. The capped call transactions are expected generally to reduce the potential dilution to Upstart’s common stock upon any conversion of notes and/or offset any cash payments Upstart is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions is initially $400.36 per share, which represents a premium of 100% over the last reported sale price of Upstart’s common stock of $200.18 per share on August 17, 2021 and is subject to certain adjustments under the terms of the capped call transactions.

Upstart has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Upstart’s common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Upstart’s common stock or the notes at that time. In addition, Upstart expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or by purchasing or selling shares of the common stock or other securities of Upstart in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and (x) are likely to do so during the observation period for conversions of notes and (y) may do so following any repurchase of notes by Upstart in connection with any fundamental change repurchase or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

Upstart intends to use approximately $50.9 million of the net proceeds from the offering of the notes to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Upstart expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Upstart intends to use the remainder of the net proceeds from the offering for general corporate purposes.

The notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Upstart’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investors

Jason Schmidt

Vice President, Investor Relations

ir@upstart.com

Press

press@upstart.com